                                                                   Exhibit 10.23


                              SEVENTH AMENDMENT TO
                            MASTER SERVICES AGREEMENT

Confidential Treatment. The portions of this exhibit that have been replaced with "[*****]" have been filed separately with the Securities and Exchange Commission and are the subject of an application for confidential treatment.

         This Seventh Amendment ("Amendment") is effective as of April 1, 2002 (the "Seventh Amendment Effective Date") and amends and supplements that certain Master Services Agreement dated as of December 9, 1999 (the "Agreement") by and between Valor Telecommunications Enterprises, LLC (formerly known as dba Communications, LLC), a Delaware limited liability company ("Client") and ALLTEL Information Services, Inc., an Arkansas corporation ("ALLTEL") (each a "Party" and collectively, the "Parties").

         NOW, THEREFORE, in consideration of the mutual promises and agreements contained herein, and other good and valuable considerations, the Parties agree as follows:

1. Access Lines. The definition of "Access Lines" as set forth in Section 1.1(a) of the Agreement is hereby replaced in its entirety with the following:

         (a) "Access Lines" shall mean (i) the access lines, as from time to time constituted, that are located in exchanges in New Mexico, Texas and Oklahoma, which were originally acquired by Client from GTE prior to September 30, 2000, and (ii) those other access lines owned by Client and as to which Client has directed ALLTEL to provide Managed Operations Services pursuant to this Agreement."

2. Term. The definition of "Expiration Date" as set forth in Section 1.1(h) of the Agreement is hereby replaced in its entirety with the following:

         "(h) "Expiration Date" shall mean the earliest of (i) December 31, 2006 or (ii) the date this Agreement is terminated in accordance with Article 19."

3. Services. The following sentence from Section 2.1 of the Agreement shall be deleted:

         "Except for the Training Services described in Exhibit M, the Call Center Services described in Exhibit D, and the Services described in Exhibit P, ALLTEL shall be the sole and exclusive provider of the Services to Client with respect to the Access Lines."

The following language shall be inserted in place of the deleted sentence:

         "ALLTEL shall be the sole and exclusive provider of the Services to Client with respect to that portion of the Access Lines described in subsection (i) of the definition of Access Lines, as long as such Access Lines are owned by Client or one of its affiliated entities. ALLTEL shall not be the sole and exclusive provider of the Training Services described in Exhibit M, the Call Center Services described in Exhibit D, or the Services described in Exhibit P. Nor shall Client be obligated to use ALLTEL as the provider of Services with respect to that portion of the Access Lines described in subsection (ii) of the definition of Access Lines. Client shall have the right to provide Services itself or to contract with other providers to obtain Services in whole or in part with respect to only that portion of the Access Lines described in subsection (ii) of the definition of Access Lines."

4. Access Line Charges. Section 2.1 of Exhibit E is hereby replaced in its entirety with the following:

         "2.1     ACCESS LINE CHARGES. For each Access Line for which ALLTEL is then providing Managed Operations Services, Client shall pay the incremental charge ("Access Line Charges" or "ALCs") set forth in the following table. The number of Access Lines upon which the ALC is calculated shall be determined as of the end of the month based on the Customer Access Line and Equipment Report generated through CAMS, plus any non-LEC lines, if applicable. The ALCs may be modified over time only as expressly set forth in the Agreement and this Exhibit E. ALLTEL shall invoice Client the ALCs monthly, one month in arrears. The ALCs of $[*****] for all volumes up to 600,000 Access Lines in the table below shall be the "Minimum Monthly ALC".

----------------------------------------------------------------------------------------------
      INCREMENTAL VOLUMES                      PRICING LEVELS FOR INCREMENTAL VOLUME (IN $/PER
      (IN # ACCESS LINES)                                       ACCESS LINE)
----------------------------------------------------------------------------------------------
All Access Lines Up to 600,000                             US$[*****] per month
----------------------------------------------------------------------------------------------
    600,001 through 750,000                              US$[*****] per line per month
----------------------------------------------------------------------------------------------
      750,001- 1,000,000                                 US$[*****] per line per month
----------------------------------------------------------------------------------------------

         For example, if in a month during the Term Client has 650,000 Access Lines, the monthly Access Line Charge (exclusive of any adjustments otherwise provided for in the Agreement) would be $[*****], which is the sum of (i) $[*****] and (ii) 50,000 Access Lines at $[*****] per Access Line.

         In the event that Valor elects to have ALLTEL process Access Lines in excess of 1,000,000, Client and ALLTEL agree to negotiate in good faith to determine the fair and reasonable marginal Access Line Charges for ALLTEL's processing of Access Lines exceeding 1,000,000. At such time as ALLTEL begins processing 950,000 Access Lines for Client or at any other time at Client's request, ALLTEL and Client shall begin negotiations with respect to Access Line Charges for those Access Lines above 1,000,000. If the Parties do not reach an agreement as to a revised Access Line Charge, ALLTEL shall charge Client $[*****] per Access Line per month for each Access Line in excess of 1,000,000 Access Lines until the Parties agree otherwise."

5.       Credits / Waiver of Charges.

                  (a) ALLTEL shall provide Client a credit on the March 2002 invoice from ALLTEL in the amount of $[*****].

         (b)      On a one time basis only, ALLTEL agrees to:

                  (i) waive the $600,000 charge to Client for call center business processes and procedures which are described on the January, 2002 invoice from ALLTEL to Client. Client acknowledges that ALLTEL has satisfied in full its obligations with respect to the development and delivery of such business processes and procedures;

                  (ii) waive all invoiced amounts to Client for the Service Level Measurement Payments for the months January, 2001 through December, 2001 that ALLTEL might otherwise be entitled to invoice and collect from Client pursuant to the terms of Exhibit F of the Agreement;

                  (iii) not charge Client the monthly charges for the minimum Variable Staff requirement for five (5) FTE's providing Application Services and Development for the months of November, 2001 and March, 2002, with the amount of such monthly charges equal to 132 hours times 5 FTEs times 2 months times $[*****] per hour or $[*****] in the aggregate. Client agrees to pay ALLTEL in accordance with the Agreement for all Variable Staff FTE's in November, 2001 and March, 2002 in excess of the five (5) FTEs described above that performed Application Services and Development. ALLTEL shall invoice Client for these five (5) FTEs and any additional FTEs for the remainder of the Term beginning as of April 1, 2002; and

                  (iv) not charge Client for the five (5) on-site business analysts described in Section 8(a) of this Seventh Amendment for the work done by these analysts during the period from January 1, 2002 through December 31, 2002.

6.       Cost of Living Adjustments.

         (a) 2002 COLA Matters. ALLTEL agrees that the per line Access Line Charges (including the charges set forth in Section 4 of this Seventh Amendment) shall not be adjusted for cost of living effective January 1, 2002 and shall not be subject to further adjustment for cost of living prior to January 1, 2003. Cost of living adjustments for Access Line Charges pursuant to Section 8.1 of Exhibit E shall resume effective January 1, 2003 in accordance with the terms of this Section 6. The invoice for Access Line Charges submitted by ALLTEL for the month of March, 2002 shall not include a COLA adjustment and shall contain a credit in the amount of $59,442.01, inclusive of sales tax, to reverse the COLA adjustment included in the Access Line Charges for the months of January and February, 2002, for which Client has already paid. All other charges which are subject to cost of living adjustment, including those adjustments effective January 1, 2002, shall remain as adjusted.

         (b) Section 8.1 of Exhibit E is replaced in its entirety with the following:

         "8.1     COLA ON THE ALCS.

                  (a) INDEX. The Parties agree to use the October 31 American Compensation Association Index, Information Services Industry, National Index and the column titles COLA/General Increase for the labor component ("ACA Index") for purposes of determining the annual COLA adjustment for Access Line Charges. The labor component is forty-six percent (46%). The Parties agree that this percentage shall be fixed during the Term.

                  (b) CALCULATION. Beginning January 1, 2003 and each January 1 thereafter during the Term, ALLTEL will calculate and begin invoicing Client for the COLA increases on the Access Line Charges. The increase for COLA in a given year will be one-hundred percent (100%) of the increase of the ACA Index for the preceding twelve months as of October 31 of the year immediately preceding the adjustment date for the labor component (46%) of the Access Line Charges. Accompanying each ALLTEL invoice that includes a new COLA increase, ALLTEL will provide Client with the raw data supporting ALLTEL's calculations of the COLA increase.

                  (c) EXAMPLE. Assuming an ACA Index of 5.6% on October 31, 2002, the COLA increase on January 1, 2003 would be calculated as follows: (Access Line Charges x 46%) x 5.6%. Assuming an ACA Index of 4.5% on October 31, 2003, the COLA increase on January 1, 2004 would be calculated as follows: (Access Line Charges x 46%) x 4.5%.

7. Performance Feedback. Subject to the implementation of the system as provided herein, ALLTEL will, at no charge to Client, provide Client with the Performance Feedback (PFB) system, as PFB exists on the Seventh Amendment Effective Date. ALLTEL will not charge Client for the implementation of the PFB system. Modifications to PFB will be the responsibility of the Variable Staff in accordance with the terms of the Agreement. Promptly after the Seventh Amendment Effective Date the Parties will use commercially reasonable efforts to agree upon an implementation plan, which plan shall be prepared by ALLTEL with Client's input and submitted to Client for approval. Client will assign an individual who will serve as Client's primary point of contact for all communications, and coordination of all implementation activities, with ALLTEL with respect to the implementation of PFB. Upon completion of the implementation of PFB, the responsibilities of the Parties with respect to operation of PFB are set forth on the attached Schedule A, which Schedule shall constitute new
Section 12 to Attachment 1 of Exhibit A of the Agreement.

8.       Personnel Resource Matters.

         (a) Business Analysts. Client acknowledges that ALLTEL has been providing five (5) on-site business analysts to support the ALLTEL Account Manager at the Local Offices. ALLTEL will continue to provide such support to the ALLTEL Account Manager during the remainder of the calendar year 2002 at no charge to Client. The business analysts provided pursuant to this provision shall be under the supervision and direction of ALLTEL. The Parties acknowledge that the provisions of Sections 5.2 and 5.3 of the Agreement shall apply to such business analysts, and Client agrees to provide premises for such business analysts that adjoins the premises provided to the ALLTEL Account Manager.

         (b)      Variable Staff.

                  (i) Additional Staff for Amendment SER's. Attached hereto as Schedule B is a list of 20 enhancements to the ALLTEL Systems that have been requested by Client (the "Amendment SERs"). Client shall prioritize, by ranking, the Amendment SERs and provide such prioritization to ALLTEL in writing. Within sixty (60) days after ALLTEL's receipt of such prioritization, ALLTEL, at no charge to Client, shall provide Client ten (10) Variable Staff FTEs to begin the development process and later develop the Amendment SERs and such other SERs as Client requests. Client shall have the right to prioritize the SER work performed by the ten (10) Variable Staff FTEs. The SER work by the ten (10) Variable Staff FTEs shall be done by individuals qualified to perform the work required. Such FTEs shall be provided for a period of twelve (12) months following the date such resources are initially provided by ALLTEL (the "SER Work Period"). The Variable Staff FTEs provided under this Section 8(b)(i) will be located at an ALLTEL facility. Client agrees that the use of the Variable Staff FTEs provided by ALLTEL pursuant to this Section 8(b)(i) shall, to the extent reasonably practicable, be spread equally over 12 months and such usage shall not be unreasonably bunched or accumulated. In the event that Client does not use all of the 10 FTEs during the twelve (12) month period provided herein, no carryover shall apply beyond such twelve (12) month period. Section 21.7 (Professional and Workmanlike) shall apply to the services performed by the above described 10 FTEs. ALLTEL is providing no assurances to Client that the Variable Staff FTEs are capable of completing all of the Amendment SERs within the above described twelve month period. Prior to commencing any SER development work, ALLTEL shall provide Client with a good faith estimate of the scope, time and price of the work. ALLTEL will reasonably work with Client to answer any questions raised by Client with respect to such estimate and further refine the estimate, if necessary. Any work performed by the ten (10) FTEs during the SER Work Period shall be performed on a reasonable best efforts basis. ALLTEL is not guaranteeing that any such SER work will be completed within any time and/or price estimate of ALLTEL.

                  (ii) Additional Variable Staff Resources for Amendment SERs. In the event Client wishes to acquire additional Variable Staff resources to complete the Amendment SERs or any other SER work that Client requests, such Variable Staff resources, to the extent available, will be provided within sixty
(60) days after notice from Client of the additional resources requested by Client. ALLTEL's charges for the additional Variable Staff resources provided pursuant to this Section 8(b)(ii) who work on the Amendment SERs shall (i) in the event Client acquires such resources on a short-term basis (as provided in Section 9.4 of the Agreement), be [*****] of the applicable rate set forth in
Section 5.3 of Exhibit E of the Agreement (as adjusted), or (ii) in the event Client acquires such resources on a long-term basis (as provided in Section 9.4 of the Agreement), be one hundred percent (100%) of the applicable rate set forth in Section 5.1 of Exhibit E of the Agreement (as adjusted). ALLTEL's charges for the additional Variable Staff resources provided pursuant to this Section 8(b)(ii) who work on any other SER work that Client requests shall (i) in the event Client acquires such resources on a short-term basis (as provided in Section 9.4 of the Agreement), be one hundred percent (100%) of the applicable rate set forth in Section 5.3 of Exhibit E of the Agreement (as adjusted), or
(ii) in the event Client acquires such resources on a long-term basis (as provided in Section 9.4 of the Agreement), be one hundred percent (100%) of the applicable rate set forth in Section 5.1 of Exhibit E of the Agreement (as adjusted)

                  (iii) Scheduling of Variable Staff Resources. In order to promote efficiency in the cost of providing for, and time to respond to, Client's request for Applications Support and Development products and services, ALLTEL will designate a work-flow manager, who shall be a person already within the Variable Staff, at the site where ALLTEL's Variable Staff FTEs are located. The work-flow manager will have a systems and technical background and will serve as the point of contact for the ALLTEL Account Manager for the delivery of Applications Support and Development products and services (as described in Exhibit J). Client acknowledges that in order for ALLTEL to prioritize the resources of the Variable Staff to address Client's request for such services, Client must to the extent reasonably practicable provide ALLTEL with not less than sixty (60) days advance notice of the need for resources by application and business need. The work-flow manager shall interface with Client with respect to all requests for information services or enhancements and will coordinate the use of Variable Staff FTEs with the ALLTEL Account Manager to address requests by Client.

         (c) Regulatory Changes. During the Term, ALLTEL shall provide, without charge to Client, regulatory changes to the ALLTEL Software equal to $[*****] per calendar year based upon the then in effect hourly rate for Application Support and Development resources.

9.       Termination Matters.

         (a) Section 19.5 (Termination for Convenience by Client) is hereby replaced in its entirety with the following:

         "19.5 TERMINATION FOR CONVENIENCE BY CLIENT. Provided that Client is then current on all payments of the Access Line Charges portion of the Service Fees due and owing to ALLTEL with no portion of such Access Line Charges in dispute or in escrow under Section 3.2(b) of the Agreement, Client may unilaterally elect to terminate the Agreement effective at any time on or after the Seventh Amendment Effective Date upon satisfaction of all of the following conditions:

                  (a) Client shall notify ALLTEL in writing ("Early Termination Notice") of its intention to terminate the Agreement at least six (6) months prior to the proposed early termination date, which shall be the Termination Election Date, and Client and ALLTEL shall then begin performing their respective transition obligations under Sections 19.6 and 19.7.

                  (b) Client shall pay to ALLTEL, in accordance with the payment schedule in Section 19.5(c), the (i) unpaid portion of the Service Fees constituting Access Line Charges, whether in dispute or escrow or not, then due and owing to ALLTEL under this Agreement, (ii) remaining balance of any Capitalized Conversion Fees pursuant to Section 1.1 of Exhibit E, (iii) unpaid and undisputed portion of the remaining Service Fees (not constituting Access Line Charges) then due and owing to ALLTEL under this Agreement,; and, (iv) an early termination fee as set forth below:

------------------------------------------------------------------
Early Termination Fee                  Termination Completion Date
------------------------------------------------------------------
$7,500,000                                  4/1/03-12/31/03
------------------------------------------------------------------
$5,600,000                                  1/1/04- 12/31/04
------------------------------------------------------------------
$3,800,000                                  1/1/05 - 12/31/05
------------------------------------------------------------------
$2,000,000 less reduction amount*           1/1/06 - 12/31/06
------------------------------------------------------------------

* Reduction amount means the product of (x) $166,667 and (y) the number of months from 1/1/06.

                  (c) Client shall pay to ALLTEL all of the amounts calculated under subsections 19.5(b)(i) through (iv) within thirty (30) Days before the Termination Completion Date. The Parties agree to use commercially reasonable efforts to resolve all disputes prior to the date that is thirty (30) Days before the Termination Completion Date. If, however, there exists any dispute involving the non-Access Line Charges portion of the Service Fees that has not been resolved prior to the thirtieth (30th) Day before the Termination Completion Date, or if a new dispute occurs after the date that is thirty Days before the Termination Completion Date, then both Parties agree to work together to expeditiously resolve all such disputes in accordance with Section
                           3.2 of the Agreement in as soon of a time frame as is reasonably practicable. It is the intent of the parties that there shall exist no disputes or escrow arrangements between the Parties as of the Termination Completion Date.

                  (d) Notwithstanding delivery of an Early Termination Notice or payment of fees due in accordance with this
                           Section 19.5, Client shall make all payments due and payable to ALLTEL pursuant to this Agreement until the Termination Completion Date."

         (b) Section 19.9 (Termination for Change in Control) is hereby replaced in its entirety with the following:

         "19.9 TERMINATION FOR CHANGE IN CONTROL. Provided that Client is then current on all payments of the Access Line Charges portion of the Service Fees due and owing to ALLTEL with no portion of such Access Line Charges in dispute or in escrow under Section 3.2(b) of the Agreement, Client may elect to terminate the Agreement at any time on or after the Seventh Amendment Effective Date and during the twelve (12) months following a Change in Control (as defined in Section 22.2) of ALLTEL (provided that for the purposes of this Section 19.9 an entity shall be deemed a non-Affiliate of ALLTEL only if it is not an ALLTEL Affiliate on the Seventh Amendment Effective
                  Date) if the entity which acquires Control of ALLTEL is actively engaged, prior to the entity's acquisition of ALLTEL, in providing wireline telephone services and the majority of such entity's access lines consist of rural access telephone lines. For purposes of this provision, a "rural access telephone line" is an access line that is included within an exchange which is made up of 50,000 access lines or less. In the event of an ALLTEL Change of Control which meets the requirements of the preceding sentence, Client must:

                  (a) timely notify ALLTEL in writing ("COC Termination Notice") of its intention to terminate the Agreement at least six (6) months prior to the intended termination date, which shall be the Termination Election Date, and in which case both Client and ALLTEL will begin performing their respective transition obligations under Sections 19.6 and 19.7;

                  (b)      pay to ALLTEL, in accordance with the payment
                           schedule in Section 19.9(c), the (i) unpaid portion of the Service Fees constituting Access Line Charges, whether in dispute or escrow or not, then due and owing to ALLTEL under this Agreement, (ii) remaining balance of any Capitalized Conversion Fees pursuant to Section 1.1 of Exhibit E, (iii) unpaid and undisputed portion of the remaining Service Fees (not constituting Access Line Charges) then due and owing to ALLTEL under this Agreement,; and, (iv) a termination fee equal to one-half (1/2) of the early termination fee under Section 19.5(b)(iv) of the Agreement which Client would otherwise have paid had the termination occurred under Section 19.5 (Termination for Convenience); and

                  (c) Client shall pay to ALLTEL all of the amounts calculated under subsections 19.9(b)(i) through (iv) within thirty (30) Days before the Termination Completion Date. The Parties agree to use commercially reasonable efforts to resolve all disputes prior to the date that is thirty (30) Days before the Termination Completion Date. If, however, there exists any dispute involving the non-Access Line Charges portion of the Service Fees that has not been resolved prior to the thirtieth (30th) Day before the Termination Completion Date, or if a new dispute occurs after the date that is thirty Days before the Termination Completion Date, then both Parties agree to work together to expeditiously resolve all such disputes in accordance with Section
                           3.2 of the Agreement in as soon of a time frame as is reasonably practicable. It is the intent of the parties that there shall exist no disputes or escrow arrangements between the Parties as of the Termination Completion Date.

         Notwithstanding delivery of a Termination Notice or payment of fees due in accordance with this Section 19.9, Client shall make all undisputed payments due and payable to ALLTEL pursuant to this Agreement until the Termination Completion Date. Disputed amounts shall be treated in accord with Section 3.2(b)."

         (c) In Section 1.2 (Definition Cross-Reference Index), the reference to 19.5 for "Termination Completion Date" is changed to Section 19.6.

         (d) The reference to Section 19.5(d) in Section 7.1 (Hardware and Technical Systems) is changed to Section 19.7(d).

         (e) The reference to Section 19.5 in Sections 19.1 (Termination) and 19.2(a) (Termination Upon ALLTEL's Material Breach) is changed to Section 19.6.

10.      Dispute Resolution Matters.

         (a) The following sentence shall be added after Section 14.2 (Claims Procedures) of the Agreement:

         "If the amount of the dispute is $1,000,000 or more, then either Party shall have the right to skip providing notices to the ALLTEL Account Manger or Client Project Manager as described in Section 14.2 above, and, instead, provide such notices to the President, Telecom Division of ALLTEL and Chief Executive Officer of Client and proceed to conduct the dispute under Section 14.3(b)."

         (b) Section 14.3(b) of the Agreement is replaced in its entirety with the following:

                  "(b)     If the negotiations conducted pursuant to Section
                           14.2 do not lead to resolution of the underlying dispute or claim to the satisfaction of a Party involved in such negotiations (or if such negotiations are bypassed as provided for in the last sentence of Section 14.2), then either Party may notify the other in writing that she/he desires to elevate the dispute or claim to the President, Telecom Division (or his/her designee) of ALLTEL and Chief Executive Officer of Client (or her/his designee) for resolution. Upon receipt by the other Party of such written notice, the dispute or claim shall be so elevated and the President, Telecom Division, of ALLTEL (or his/her designee) and the Chief Executive Officer of Client (or her/his designee) shall negotiate in good faith and each use reasonable best efforts to resolve such dispute or claim. The location, format, duration and conclusion of these elevated discussions shall be left to the discretion of the representatives involved. If the discussions described in this Section 14.3(b) do not result in resolution of the dispute within forty-five
                           (45)

                           Days of commencement of the Escalation Procedures described in this Section 14.3 (or such other time period as is mutually agreed to by the Parties in writing), the dispute shall be resolved as provided in Section 14.4. Upon agreement, the representatives may utilize other alternative dispute resolution procedures to assist in the negotiations. Discussions and correspondence among the representatives for purposes of these negotiations shall be treated as confidential information developed for purposes of settlement, exempt from discovery and production, which shall not be admissible in subsequent proceedings between the Parties. Documents identified in or provided with such communications, which are not prepared for purposes of the negotiations, are not so exempted and may, if otherwise admissible, be admitted in evidence in such subsequent proceeding."

         (c)      Section 14.3(c) is deleted in its entirety.

         (d) The reference in Section 14.4 (Arbitration) to 14.3(c) is amended to read 14.3(b).

11. Mutual Release. Except for the obligations of the Parties hereunder, ALLTEL and Client hereby fully and forever relieve, release, discharge and covenant not to sue the other Party and its present and former subsidiaries and affiliated entities and their respective present and former officers, directors, employees, agents, representatives, attorneys, predecessors, successors, assigns, and each of them, of and from any and all claims, demands, actions, causes of actions, or damages (including, but not limited to consequential, special or punitive damages, loss of profits, loss of benefits, loss of goodwill, termination rights, costs and attorneys fees) (i) of whatever kind or nature which either Party has asserted against the other Party, or advised the other Party in writing, including, without limitation, in email correspondence and messages (including, without limitation, those matters set forth in the letter from Client to ALLTEL dated September 20, 2001, those matter set forth in any version of the "Analysis and Root Cause of CCS, CAMS, and Other System Workarounds" prepared by Client, matters relating to directory assistance or operator services disputes with Verizon, e-rate matters, matters relating to Client long-distance "screen scrapes" or deficiencies of the ALLTEL Systems) based on, arising out of, or in connection with the performance or non-performance of a Party's rights, duties, obligations or other matters under the Agreement through and including the date of execution hereof, (ii) of whatever nature or kind based on, arising out of, or in connection with ALLTEL's failure to achieve the Below Target or Minimum performance designation for any Service Level Measurement under Exhibit F of the Agreement for the period ending on and prior to the Seventh Amendment Effective Date, or (iii) in the case of Client, extending beyond such date in favor of ALLTEL to include any matter to the extent that it is caused by or results from the lack of integrity of data converted in the calendar year 2000 from systems operated by GTE. Notwithstanding the preceding sentence, this Section 11 shall not relieve Client of its obligation to pay outstanding amounts for services rendered or invoices delivered to Client under the Agreement except as specifically waived or credited by ALLTEL in writing. Except as expressly provided above, nothing in this Mutual Release shall operate or be construed to bar either Party from asserting claims, demands, actions, or causes of actions for damages suffered or incurred subsequent to the date of execution of this Amendment which arise from matters that have not been asserted as of the date of execution of this Amendment, or as to which notice has not been provided in writing, including, without limitation, in email correspondence and messages, as of that date. Client has not identified, investigated or analyzed any potential claims, demands, actions, or causes of actions against ALLTEL which were based on, arose out of, or were in connection with any matter that occurred on or prior to the Seventh Amendment Effective Date, and which Client had not asserted as of the Seventh Amendment Effective Date, or as to which Client had not provided notice in writing, including, without limitation, in email correspondence and messages, to ALLTEL as of that date. Further, nothing in this Mutual Release shall operate or be construed to bar either Party from asserting claims, demands, actions, or causes of actions for damages to the extent they relate to Access Lines acquired by Client subsequent to the date of this Amendment.

12.      Miscellaneous.

         (a) SAS 70 Audit Program. Client agrees that ALLTEL has not implemented or funded a SAS 70 or similar audit program. In the event Client desires that ALLTEL implement a SAS 70 or similar audit program, ALLTEL shall implement such audit program and Client shall reimburse ALLTEL for all cost incurred by ALLTEL in the implementation and on-going maintenance of such program during the Term.

         (b) Defined Terms. All capitalized terms not otherwise defined in this Seventh Amendment shall have the same meaning set forth in the Agreement.

         (c) Continuing Effect. Except as herein expressly amended, the Agreement as previously amended is ratified, confirmed and remains in full force and effect.

         (d) Future References. All references to the Agreement shall mean as such Agreement is amended hereby and as each may in the future be amended, restated, supplemented or modified from time to time.

         (e) Counterparts. This Seventh Amendment may be executed by the Parties hereto individually or in combination, in one or more counterparts, each of which will be an original and all of which will constitute one and the same agreement.

         IN WITNESS WHEREOF, the Parties hereto have caused this Seventh Amendment as of the Seventh Amendment Effective Date by their duly authorized representatives.

ALLTEL INFORMATION SERVICES, INC.           VALOR TELECOMMUNICATIONS
                                            ENTERPRISES, LLC

By: /s/ Roger Leitner                       By: /s/ Kenneth R. Cole
    ------------------------------------        --------------------------------
Name: Roger Leitner                         Name: Kenneth R. Cole
Title: President, Telecom Division          Title: Chief Executive Officer

                                SIGNATURE PAGE TO
                              SEVENTH AMENDMENT TO
                            MASTER SERVICES AGREEMENT

                                   Schedule A

                              PFB Responsibilities

         The following is added as Section 12 to Attachment 1 of Exhibit A:

12.      PERFORMANCE FEEDBACK SYSTEM

12.1     SYSTEM FUNCTIONALITY

         12.1.1   INCLUDED

         A. Contains an Oracle data repository, in a client/server architecture, with a modular design and construction, and modifiable goals and measurements.

         B. Provides accessibility, comparative data, and objective-based information.

         C. The current report set contains 91 individual reports broken-out as follows:

                  1. 19 individual reports available in a daily detail version plus, summarized versions at the weekly and monthly levels.

                  2. Many include a graphical representation as well as a task detail representation.

                  3. The remaining individual reports are specific for summarized information relating to task type (service orders, trouble tickets, etc.)

         D.       Data retention schedule for the Oracle data repository:

         E.       Detail data (task and activity level) purges after 61 days

         F.       Daily summarized data (by employee) purges after 61 days

         G.       Weekly summarized data (by employee) purges after 12 weeks

         H.       Monthly summarized data (by employee) purges after 13 months

         I.       Yearly summarized data (by employee) is currently not purged

         J. Daily verification of data extracted from the source system to the PFB repository

         K. Daily verification of delivery of reports to the various platforms

         L. Oracle license fee with annual maintenance for 3 simultaneous users

         12.1.2   EXCLUDED

         A.       PFB does not provide annual reports

         B.       Business Objects Software C. Manpower scheduling

         D.       Attendance records

         E.       Interfaces with the payroll system

         F.       Financial information

         G.       Non-performance based reports

         H. Customization of reports specific to Valor (available through SER process)

12.2     CLIENT RESPONSIBILITIES

         A.       Error correction in source data

         B.       On-line report viewing

         C.       Workstation hardware and configuration

         D.       Workstation software installation

         E.       Delivery of HTML reports to the end user

         F.       End user training

         G.       AdHoc reporting

         H.       Employee Survey source data

         J.       ACD source data

         K. Provide dedicated Client representative to work with ALLTEL on PFB implementation and on-going PFB usage

         L.       Provide remote access connectivity

         M. Provide minimum hardware and software requirements as specified by ALLTEL

12.3     ALLTEL RESPONSIBILITIES

         A.       Modeling

         B.       Data extract & transformation from source data

         C.       Business Objects Universe maintenance

         D.       Data warehouse update

         E.       Business Objects reports

         F.       WFM source data

         G.       CCS source data

                                   Schedule B

                                 Amendment SERs

The following are high-level requirements provided by Client prior to development for the Amendment SERs. The Parties acknowledge that detailed requirements for each of the Amendment SERs must be determined and mutually agreed to by the Parties prior to the commencement of development.

1. CABS must be able to process term and quantity discounts for circuits at the carrier level. This functionality would also handle pricing plans contained in interconnection agreements. This capability must be flexible enough to accommodate percentage changes on a regular basis.

2. CABS must be able to calculate and bill sales tax at all legally required levels (State, County, City, Special) for retail (End-User) circuits. CABS can presently process only one tax rate level.

3. Valor requires a Cycle Review Report showing tentative bill amounts for Local (recurring and non-recurring), Toll, Payments, Adjustments, and identifying accounts transferred between cycles. This report would be run one day in advance of each cycle finalization (on "review day") so that problems

4. Valor must have the system capability to elect rejection of CMDS toll for CLEC customers. Presently, Valor has to manually adjust for third-party collect and operator handled toll coming in through CMDS.

5. CAMS must provide audit trail reporting of any changes (Adjustments, Balance Transfer, etc.) made on CAMS customer accounts. Currently, CAMS allows an optional remark entry to TRMK (Customer Remark Screen) screen. This should not be an optional entry.

6. CAMS must be able to calculate interest on deposits using multiple interest rates on the same deposit. Currently, CAMS is capable of using only one interest rate for the full period of the held deposit. Oklahoma requires deposits held up to a year be paid 2.2% interest. However, after the first year, the interest rate rises to 6.5%.

7. All previous customer invoices should be viewable online in "RVS" (Report Viewing) without waiting for tape cartridges to be mounted.

8. ALLTEL must provide online edit/validation of CCS Premise addresses against MIROR Premise addresses to ensure immediate knowledge of problems with orders that are expected to "flow-through." Valor requires the capability (report or tool) to identify Premise address conditions that are not synchronized by respective wire-center.

9. Service orders should not be closed (placed in "Completed Status") until a three-way data validation match is performed between CCS, MIROR, and CAMS. Until then, orders for which any part of this three-way reconciliation remains pending should be held in suspension until each application is validated. While in Pending or Hold-Queue status, users should have the ability to know what is pending and why.

10. Valor must have the ability and authority to modify or delete Premise information internally. Specifically, Valor requires the ability to change wire-center, Premise ID, and to delete a "Former" in CCS. Valor also requires the ability to delete invalid Street Names, House and other Premise elements if there is no active Premise record impacted.

11. Inter-System Balancing Controls and Reports must exist between at least CCS and CAMS. Example: A daily report should reflect completed orders:

         New Installs In CCS by TN          New Installs. In CAMS by TN
         Disconnects in CCS by TN           Disconnects In CAMS by TN
         From orders in CCS by TN           From orders in CAMS by TN
         To orders in CCS by TN                 To orders in CAMS by TN
         Records orders in CCS by TN            Records orders in CAMS by TN

         The above should be the column heading and if a TN was completed in CCS but not in CAMS, the TN would be listed under the CCS column but not the CAMS column, or vice versa. The same should be done for totals by ASOC.

12. Valor requires daily Inter-System Balancing Reports with listings of control/reconciliation discrepancies between CCS, CAMS, and E911 applications. The reports should be generated weekly until all existing data problems are repaired and daily thereafter. Reports should list data discrepancies so that corrections can be made immediately. These should include: CCS to MIROR (Customer Name and Address "CNAs"), TNs, and Products for Active Accounts, and Customer Addresses for "Formers"), CCS to CAMS ( CNAs, TNs, and Products), CAMS to E911 (CNA and TNs)

13. The ALLTEL CCS application must provide a mechanism to change incorrect addresses on all customers.

14. The ALLTEL TARP application must provide a mechanism to change an incorrect address when a customer calls in a trouble ticket, and have it flow through to WFM. Presently, when a customer calls in for a trouble ticket and the service address is incorrect, there is no method of changing the address so a technician can find the customer.

15.      ALLTEL applications must allow mass MPS changes / updates by Telephone
         Number.

16. ALLTEL applications must accept and process all industry standard record types.

17. All incoming usage records must be recorded and reconciled in report form. This inbound usage should be recorded on a report with at least the data set name, number of records and other details immediately upon receipt. Further reports should track usage from initial capture to billing.

18. VBS CAMS invoicing must present billing activity by Account Code, then Telephone Number (TN). Multi-Account business customers (VBS target customers) must be able to view billing activity by Sub-Account groupings, not just TN.

19. CAMS must allow "Regrade" orders without issuance of "Final" billing. This is confusing for customers who are just changing service. An example of such a Regrade Order would be changing an Access Line ASOC to another plan/type ASOC.

               WFM must allow a technician to select and reserve multiple jobs without logging out and back in again.